UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

CURAXIS PHARMACEUTICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-150937	26-1919261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1004 Chagford Way
Raleigh, NC 27614
 (Address of principal executive offices)

(888) 919-2873
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03  Bankruptcy or Receivership.

On July 30, 2012, Curaxis Pharmaceutical Corporation (the “Company”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina (the” Bankruptcy Filing”). The chapter 7 case is being administered under case No. 12-05475-8.

Effective as of the date of the Bankruptcy Filing, a chapter 7 trustee assumed control of the Company.  The assets of the Company will be liquidated in accordance with the Code.

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or and Obligation under and Off-Balance Sheet Arrangement.

The Bankruptcy Filing triggers an event of default under the Company’s outstanding debt obligations as follows:

●
Convertible Promissory Note held by Southridge Partners II LP dated May 15, 2012.  The note is due December 31, 2012 and has an outstanding balance including accrued interest, as of July 30, of $76,250.

●	Promissory Note held by Southridge Partners II LP dated February 20, 2012. The note matured on June 30, 2012 and has an outstanding balance including accrued interest, as of July 30, of $149,802.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

With the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on July 30, 2012, the employment of Timothy R. Wright, Chairman and Interim Chief Executive Officer, and Judith S. T. Geaslen, Secretary and Vice President- Finance, was terminated.  As a result, the Company no longer has any employees.

Also, with the installation of the chapter 7 trustee and concurrent with the Bankruptcy Filing, on July 30, 2012, directors Michael. W. George, K. Ivan F. Gothner, Stephen J. Leary, Michael R. Miller, Terrance Novak and Bert Spilker resigned as members of the Company’s Board of Directors.  The Company has no current members of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CURAXIS PHARMACEUTICAL CORPORATION

Date: July 30, 2012	By:	/s/ Timothy R. Wright
Name: Timothy R. Wright
Title: Interim Chief Executive Officer